   As filed with the Securities and Exchange Commission on September 30, 1996
                                                       Registration No. __-_____

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                              --------------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                              --------------------
                               ON ASSIGNMENT, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

           Delaware                                            95-4023433
(STATE OR OTHER JURISDICTION OF                             (I.R.S. EMPLOYER
 INCORPORATION OR ORGANIZATION)                           IDENTIFICATION NUMBER)

                             26651 West Agoura Road
                           Calabasas, California 91302
                                 (818) 878-7900
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                 H. Tom Buelter
                      President and Chief Executive Officer
                               On Assignment, Inc.
                             26651 West Agoura Road
                           Calabasas, California 91302
                                 (818) 878-7900
  (Name and address, including zip code, and telephone number, including area code, of agent for service)

                               ------------------

                                   Copies to:
                              David T. Young, Esq.
                 GUNDERSON DETTMER STOUGH VILLENEUVE FRANKLIN &
                      HACHIGIAN, LLP 600 Hansen Way, Second
                        Floor Palo Alto, California 94304

                               ------------------

  Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

 If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

 If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

   Title of each class of                           Proposed Maximum      Proposed Maximum
      Securities to be            Amount to be     Offering Price per    Aggregate Offering         Amount of
         Registered                Registered          Security(1)             Price(1)         Registration Fee
- -----------------------------    --------------    ------------------    -------------------    ----------------
Common Stock, $0.01 par value    78,702 shares           $34.625            $2,725,056.75            $940.00

(1) The price of $34.625 per share, which was the average of the high and low prices of the Common Stock on the Nasdaq Stock Market on September 24, 1996 is set forth solely for the purpose of calculating the registration fee in accordance with Rule 457(c) of the Securities Act of 1933, as amended.

    The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
    Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information contained herein are subject to change, completion or amendment without notice. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may an offer to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                SUBJECT TO COMPLETION, DATED SEPTEMBER 30, 1996

                                 78,702 SHARES

                               ON ASSIGNMENT, INC.

                                  COMMON STOCK

                                -----------------

        This Prospectus relates to the public offering, which is not being underwritten, of 78,702 shares (the "Shares") of Common Stock, $0.01 par value (the "Common Stock") of On Assignment, Inc. ("On Assignment" or the "Company").

        The Shares may be offered by certain stockholders of the Company (the "Selling Stockholders") from time to time in transactions on the Nasdaq Stock Market, in privately negotiated transactions, or by a combination of such methods of sale, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Stockholders may effect such transactions by selling the Shares to or through broker-dealers and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders or the purchasers of the Shares for whom such broker-dealers may act as agent or to whom they sell as principal or both (which compensation to a particular broker-dealer might be in excess of customary commissions). See "Selling Stockholders" and "Plan of Distribution."

        The Company will not receive any of the proceeds from the sale of the Shares by the Selling Stockholders. The Company has agreed to bear certain expenses in connection with the registration and sale of the Shares being offered by the Selling Stockholders. The Company has agreed to indemnify the Selling Stockholders against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

        On September 24, 1996, the closing bid price of the Company's Common Stock on the Nasdaq Stock Market was $34.625 per share. The Common Stock is traded under the Nasdaq symbol "ASGN."

                         -------------------------------

        The Selling Stockholders and any broker-dealers or agents that participate with the Selling Stockholders in the distribution of the Shares may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by them and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

                         -------------------------------

         THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK.

                          SEE "RISK FACTORS" ON PAGE 5.

                         -------------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
               COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
               THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.
                         -------------------------------

               The date of this Prospectus is September 30, 1996

No person has been authorized to give any information or to make any representations other than those contained in this Prospectus in connection with the offering made hereby, and if given or made, such information or representations must not be relied upon as having been authorized by the Company, any Selling Stockholder or by any other person. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that information herein is correct as of any time subsequent to the date hereof. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities covered by this Prospectus, nor does it constitute an offer to or solicitation of any person in any jurisdiction in which such offer or solicitation may not lawfully be made.

                              AVAILABLE INFORMATION

        On Assignment, Inc. is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and the following regional offices of the Commission: New York Regional Office, Seven World Trade Center, 13th Floor, New York, New York 10048; and Chicago Regional Office, Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60621. Copies of such material may also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of prescribed rates. The Company's Common Stock is quoted on the Nasdaq Stock Market. Reports and other information concerning the Company may be inspected at the National Association of Securities Dealers, Inc. at 1735 K Street, N.W., Washington, D.C. 20006

        The Company has filed with the Commission a registration statement on Form S-3 (herein, together with all amendments, exhibits and schedules, referred to as the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Shares offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission, and to which reference is hereby made. Statements made in this Prospectus as to the contents of any document referred to are not necessarily complete. With respect to each such document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference. The Registration Statement, including the exhibits and schedules thereto, may be inspected at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such material may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, www.sec.gov, at prescribed rates.

                      INFORMATION INCORPORATED BY REFERENCE

        The following documents filed by the Company with the Commission (File No. 0-20540) pursuant to the 1934 Act are incorporated by reference in this
Prospectus:

        1. The Company's Annual Report on Form 10-K for the year ended December 31, 1995;

        2. The Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996 and June 30, 1996;

        3. The Company's Current Reports on Form 8-K and on Form 8-K/A dated March 27, 1996 and filed on April 10, 1996 and May 3, 1996, respectively; and

        4. Proxy Statement for Annual Meeting of Stockholders held on May 30, 1996.

        All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the 1934 Act subsequent to the date of this Prospectus but prior to the termination of the offering to which this Prospectus relates shall be deemed to be incorporated by reference in this Prospectus and to be part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, in its unmodified form, to constitute a part of this Prospectus.

        Upon written or oral request, the Company will provide without charge to each person to whom a copy of the Prospectus is delivered a copy of the documents incorporated by reference herein (other than exhibits to such documents unless such exhibits are specifically incorporated by reference herein). Requests should be submitted in writing or by telephone at (818) 878-7900 to Chief Financial Officer, On Assignment, Inc., at the principal executive offices of the Company, 26651 West Agoura Road, Calabasas, California 91302.

                               PROSPECTUS SUMMARY

        The discussion in this Prospectus contains forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially from those discussed herein. The following summary is qualified in its entirety by the more detailed information appearing elsewhere or incorporated by reference into this Prospectus. See "Risk Factors."

                                   THE COMPANY

        On Assignment, Inc. (the "Company"), through its first operating division, Lab Support, is a leading nationwide provider of temporary scientific professionals to laboratories in the biotechnology, environmental, chemical, pharmaceutical, food and beverage and petrochemical industries. In January 1994, the Company established its second operating division, Finance Support, with the acquisition of 1st Choice Personnel, Inc. The Finance Support division was expanded in December 1994, with the acquisition of substantially all of the assets, offices and operations of Sklar Resource Group, Inc. The Finance Support division provides temporary credit, collection and medical billing professionals to the financial services and healthcare industries. As of June 30, 1996, the Company served 44 operational markets through a network of 82 branch offices.

        The Company's strategy is to serve industries' needs for quality assignments of temporary professionals. In contrast to the mass market approach used for temporary office/clerical and light industrial personnel, the Company believes effective assignments of temporary professionals require the person making assignments to have significant knowledge of the client's industry and be able to assess the specific needs of the client as well as the temporary professionals' qualifications. As a result, the Company has developed a tailored approach to the assignment process - the Account Manager System. Unlike traditional approaches, the Account Manager System is based on the use of experienced professionals, Account Managers, to manage the assignment process. The Company's corporate office performs many functions that allow Account Managers to focus more effectively on the assignment of temporary professionals. These functions include recruiting, ongoing training and coaching, appointment making, business development and administrative support. The corporate office also selects, opens and maintains branch offices according to a standardized model.

        Temporary personnel assigned to clients are employees of the Company. Clients provide on-the-job supervisors for temporary personnel, overseeing performance and approving hours worked, while the Company is responsible for many of the activities typically handled by the client's personnel department.

                               RECENT DEVELOPMENTS

        On March 27, 1996, the Company acquired privately-held EnviroStaff, Inc. ("EnviroStaff"), a Minnesota corporation, in exchange for 171,579 shares of the Company's Common Stock. EnviroStaff specializes in providing employees on temporary assignments to the environmental services industry. At the time of the acquisition, EnviroStaff operated in 12 states with 12 branch offices. Fiscal 1995 revenue for EnviroStaff was $10.6 million, while the Company reported revenue of $62.0 million for the same fiscal year ending December 31, 1995. The transaction was accounted for using the pooling of interests method of accounting.

                                  RISK FACTORS

        Purchase of the Shares offered hereby is subject to a number of material risks, including those described below. Prospective purchasers of the Shares should carefully consider the matters described below before deciding to invest in the Shares.

        Reliance on and Ability to Attract, Develop and Retain Account Managers. The Company relies significantly on the performance of its Account Managers, who have primary responsibility for all aspects of the process of assigning the Company's temporary employees to clients. The Company is highly dependent on its ability to hire, develop and retain qualified Account Managers, as well as on the productivity of its Account Managers. The available pool of qualified Account Manager candidates is limited. In addition, prior to joining the Company, the typical Account Manager has no prior experience in the temporary employment industry. The Company has recently implemented a new process for identifying and screening potential Account Managers. There can be no assurance such new process will be successful. The Company commits substantial resources to the training, development and operational support of its Account Managers. There can be no assurance that the Company will be able to continue to recruit, train and retain qualified Account Managers.

        Dependence on Availability of Qualified Temporary Professional Employees. The Company is dependent upon continuing to attract qualified scientific, financial and environmental personnel with a broad range of skills and experience in order to meet client needs. The Company competes for such personnel with other temporary personnel companies, as well as actual and potential clients, some of which seek to fill positions with either permanent or temporary employees. In addition, the Company's temporary employees sometimes become permanent employees of the Company's clients. There can be no assurance that scientific, financial and environmental personnel will continue to be available to the Company in adequate numbers.

        Expansion in Existing Professions and into Other Professions. The Company plans to expand its services within the scientific, financial and environmental fields it currently serves and to other professional fields. The success of the Company's expansion efforts, including its Finance Support and EnviroStaff divisions, will depend on a number of factors, including adapting On Assignment's approach used in its Lab Support division to other industries and professions, recruiting and training new Account Managers with the particular industry or professional experience, establishing client relationships in new industries and successfully recruiting, qualifying and orienting new temporary professionals. The Company may decide to pursue future expansion by internal growth, direct investment or acquisition. The rate at which the Company establishes new services may significantly affect the Company's results of operations, especially in the quarters immediately following the expansion into new professional markets or the integration of acquired operations. There can be no assurance that the Company will be able to successfully develop its services for other professional markets, that acquisitions by the Company will be successful or that the Company will continue to grow.

        Highly Competitive Market. The temporary services industry is highly competitive and fragmented, with limited barriers to entry. The Company competes in national, regional and local markets with full-service agencies and in certain local markets with specialized temporary services agencies. Several of these companies have significantly greater marketing and financial resources than those of the Company. As the Company expands into new geographic markets, its success will depend in part on its ability to gain market share from competitors. The Company expects that competition will increase in the future and there can be no assurance that the Company will remain competitive.

        Effect of Fluctuations in the General Economy. Demand for temporary services is significantly affected by the general level of economic activity. As economic activity slows, many companies reduce their usage of temporary employees before undertaking layoffs of their regular employees. The Company is not able to predict the level of economic activity at any particular time, nor its effect on the Company's operating and financial results.

        Uncertainty of Future Operating Results, Quarterly Fluctuations and Seasonality. Future operating results will depend on many factors, including demand for the Company's services, the market's reaction to price changes, the productivity of Account Managers, the Company's successful expansion into new geographic and professional markets, the degree and nature of competition, the effectiveness of the Company's expansion into other professions, and the Company's ability to control costs. The Company and the temporary services industry as a whole typically experience seasonal declines in demand from the year-end holiday season through early February and during June, July and August. As a result of these factors, there can be no assurance that the Company will be able to grow in future periods, sustain its past rate of revenue growth or achieve historical levels of profitability on a quarterly or annual basis.

        Terminability of Client Arrangements. The Company's arrangements with clients are terminable at will and do not require clients to use the Company's services. All temporary assignments, regardless of their planned length, may be terminated without advance notice. The loss of significant clients or a significant number of clients could materially adversely affect the Company. There can be no assurance that existing clients will continue to use the Company's services at historical levels, if at all.

        Liability Insurance. The Company maintains general liability insurance. This insurance does not extend to errors and omissions or wrongful acts of temporary employees on assignments with clients. The Company seeks to reduce any liability for the acts of its temporary employees by providing in its arrangements with clients that temporary personnel work under the client's supervision and control. There can be no assurance that such arrangements will be enforceable or that, if enforceable, would be sufficient to preclude liability as a result of the actions of its temporary personnel or that insurance coverage will be available or adequate in amount to cover any such liability.

        Dependence on Key Officers. The Company's future success depends in significant part upon the continued service of its key officers. Competition for such personnel is intense and there can be no assurance that the Company will retain its key officers or that it can attract or retain other highly qualified managerial personnel in the future. The loss of any of its key officers could have a material adverse effect upon the Company's business, operating results and financial condition.

        Government Regulations. In many states, the temporary services industry is regulated, and firms such as the Company must be registered or qualify for an exemption from registration. While these regulations have had no material effect on the conduct of its business, there can be no assurance that future regulations will not have such effect. State mandated workers' compensation and unemployment insurance premiums, which the Company pays for its temporary as well as its permanent employees, have increased in recent years thereby increasing cost of services. Periodic federal legislative proposals for national health insurance have included provisions extending health insurance benefits to temporary employees and some states could impose sales taxes or raise sales tax rates on temporary services. Further increases in such premiums, taxes or tax rates or the introduction of new regulatory provisions could substantially raise the costs associated with hiring temporary employees and there can be no assurance that these increased costs could be passed on to clients without a material decrease in the demand for temporary employees.

                              SELLING STOCKHOLDERS

        The following table sets forth certain information, as of August 27, 1996, with respect to the number of shares of Common Stock owned by each of the Selling Stockholders and as adjusted to give effect to the sale of the Shares offered hereby. The Shares are being registered to permit public secondary trading of the Shares, and the Selling Stockholders may offer the Shares for resale from time to time. See "Plan of Distribution."

        The Shares being offered by the Selling Stockholders were acquired from the Company in the Company's acquisition of EnviroStaff, pursuant to the Agreement and Plan of Reorganization dated March 27, 1996, whereby ESI Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of the Company, was merged with and into EnviroStaff, and all outstanding shares of capital stock of EnviroStaff was converted into shares of Common Stock of the Company. The Common Stock was issued pursuant to the exemption from the registration requirements of the Securities Act provided by Section 4(2) thereof. Each Selling Stockholder that purchased Shares from the Company represented to the Company that it was acquiring the Shares for investment and with no present intention of distributing the Shares.

        The Company has filed with the Commission, under the Act, a Registration Statement on Form S-3, of which this Prospectus forms a part, with respect to the resale of the Shares from time to time on the Nasdaq Stock Market or in privately-negotiated transactions. The Company has agreed to use its best efforts to keep such Registration Statement effective for at least 45 days from the date of effectiveness of this Prospectus, subject to extension in the event the Company informs the Selling Stockholders that the Prospectus becomes ineffective during such 45 day period.

        The Shares offered by this Prospectus may be offered from time to time by the Selling Stockholders named below:

                                                 Shares Beneficially Owned                     Shares Beneficially Owned
                                                     Prior to Offering                            After the Offering
                                                 ------------------------                     ----------------------------
                                                 Number of                 Number of Shares   Number of
Name and Address of Selling Stockholder            Shares      Percent(1)    Being Offered      Shares          Percent(1)
- ---------------------------------------          ---------     ----------  ----------------   ---------         ----------
Robert & Kathleen LaBombard                        64,364          1.3%         40,000          24,364               *
8300 West 104th Street
Bloomington, MN 55438

Saint Paul Growth Ventures Fund I                      35            *              35               0               *
Limited Partnership
1450 Energy Park Drive, Suite 110D
St. Paul, MN 55108

Coral Partners                                      5,102            *           1,500           3,602               *
111 Center Street
Little Rock, AR 72201

Stephens Inc., Custodian for Frank                  2,982            *           2,982               0               *
Lorge IRA
111 Center Street
Little Rock, AR 72201

                                                 Shares Beneficially Owned                     Shares Beneficially Owned
                                                     Prior to Offering                            After the Offering
                                                 ------------------------                     ----------------------------
                                                 Number of                 Number of Shares   Number of
Name and Address of Selling Stockholder            Shares      Percent(1)    Being Offered      Shares          Percent(1)
- ---------------------------------------          ---------     ----------  ----------------   ---------         ----------
Douglas H. Martin                                   1,569            *             500           1,069               *
111 Center Street
Little Rock, AR 72201

Martin Family Partnership III                         981            *             300             681               *
111 Center Street
Little Rock, AR 72201

Damien R. Flaherty                                    627            *             500             127               *
1794 Timber Ridge Estates Drive
Ellisville, MO 63011

St. Paul Seed Capital Corp.                           311            *             311               0               *
1450 Energy Park Dr., Suite 110-D
St. Paul, MN 55108

First Midwest Ventures, Inc.                           15            *              15               0               *
1600 University Avenue, Suite 214
St. Paul, MN 55104

Firstar Bank of Minnesota, N.A                      1,668            *           1,668               0               *
101 East Fifth Street
St. Paul, MN 55101

Alexandra O. Bjorklund                                834            *             834               0               *
336 Robert Street N., Suite 1124
St. Paul, MN 55101

Brule Associates I                                  4,177            *           4,177               0               *
332 Minnesota Street, Suite 2100
St. Paul, MN 55101

Deluxe Corporation                                    834            *             834               0               *
1080 West County Road F
St. Paul, MN 55126

Draft Company                                       1,670            *           1,670               0               *
336 Robert St. N., Suite 1220
St. Paul, MN 55101

W. John Driscoll                                      834            *             834               0               *
332 Minnesota St., Suite 2090
St. Paul, MN 55101

FBS Venture Capital Co.                             2,505            *           2,505               0               *
First Bank St. Paul
332 Minnesota Street
St. Paul, MN 55101

                                                 Shares Beneficially Owned                     Shares Beneficially Owned
                                                     Prior to Offering                            After the Offering
                                                 ------------------------                     ----------------------------
                                                 Number of                 Number of Shares   Number of
Name and Address of Selling Stockholder            Shares      Percent(1)    Being Offered      Shares          Percent(1)
- ---------------------------------------          ---------     ----------  ----------------   ---------         ----------
Edwin J. McCarthy                                     834            *              834               0              *
336 Robert St. N., Suite 1124
St. Paul, MN 55101

John C. Morley                                      2,505            *            2,505               0              *
Evergreen Ventures
30195 Chagrin Blvd., Suite 210 North
Pepper Pike, OH 44124

Ford J. Nicholson                                     834            *              834               0              *
Draft Company
336 Robert St. N., Suite 1220
St. Paul, MN 55101

Northern States Power Co.                           8,355            *            8,355               0              *
414 Nicollet Mall
Minneapolis, MN 55401

Norwest Bank Minnesota, N.A                           834            *              834               0              *
Norwest Center
Sixth & Marquette
Minneapolis, MN 55479

Port Authority of the City of St. Paul              2,505            *            2,505               0              *
345 St. Peter Street, Suite 1900
St. Paul, MN 55102

Salem Church Partners                                 834            *              834               0              *
332 Minnesota Street, Suite 2100
St. Paul, MN 55101

Space Center Enterprises, Inc.                        834            *              834               0              *
444 Pine Street
St. Paul, MN 55101

St. Paul Pioneer Press                                834            *              834               0              *
Division of Northwest Publications, Inc.
345 Cedar Street
St. Paul, MN 55101

Daniel C. Titcomb                                     834            *              834               0              *
332 Minnesota Street, Suite 2100
St. Paul, MN 55101

Nancy N. Weyerhaeuser                                 834            *              834               0              *
332 Minnesota Street, Suite 2100
St. Paul, MN 55101

TOTAL                                             108,545          2.1%          78,702          29,843              *
                                                  =======          ===           ======          ======          =====

- -----------------
*   Less than 1%

(1) Based upon shares of Common Stock outstanding on August 27, 1996. This Registration Statement shall also cover any additional shares of Common Stock which become issuable in connection with the shares registered for sale hereby by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant's outstanding shares of Common Stock.

                              PLAN OF DISTRIBUTION

        The Company will receive no proceeds from this offering. The Shares offered hereby may be sold by the Selling Stockholders from time to time in transactions in the over-the-counter market, in negotiated transactions, or a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. The Selling Stockholders may effect such transactions by selling the Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders and/or the purchasers of the Shares for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

        In order to comply with the securities laws of certain states, if applicable, the Shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

        The Selling Stockholders and any broker-dealers or agents that participate with the Selling Stockholders in the distribution of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions received by them and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

        Under applicable rules and regulations under the 1934 Act, any person engaged in the distribution of the Shares may not simultaneously engage in market making activities with respect to the Common Stock of the Company for a period of two business days prior to the commencement of such distribution. In addition and without limiting the foregoing, each Selling Stockholder will be subject to applicable provisions of the 1934 Act and the rules and regulations thereunder, including, without limitation, Rules 10b-6 and 10b-7, which provisions may limit the timing of purchases and sales of shares of the Company's Common Stock by the Selling Stockholders.

        The Shares were originally issued to the Selling Stockholders pursuant to an exemption from the registration requirements of the Securities Act provided by Section 4(2) thereof. The Company agreed to register the Shares under the Securities Act and to indemnify and hold the Selling Stockholders harmless against certain liabilities under the Securities Act that could arise in connection with the sale by the Selling Stockholders of the Shares. The Company has agreed to pay all reasonable fees and expenses incident to the filing of this Registration Statement.

                          DESCRIPTION OF CAPITAL STOCK

        The authorized share capital of the Company consists of 25,000,000 Common Shares, $0.01 par value, and 1,000,000 Preferred Shares, $0.01 par value. As of August 27, 1996, the Company had a total of 5,136,293 Common Shares issued and outstanding and held by approximately 2,600 stockholders of record, and no Preferred Shares issued and outstanding.

        All of the Common Shares outstanding are fully paid and not subject to any future call or assessment. The Company has only one kind and class of Common Shares and there are no special rights or restrictions of any nature attached thereto. Holders of the Common Shares are entitled to one vote per share on all matters to be voted on by stockholders, including the election of directors. Holders of the Common Shares are entitled to receive such dividends, if any, as may be declared from time to time by the Board of Directors from funds legally available therefor. Upon liquidation or dissolution of the Company, the holders of the Common Shares are entitled to receive all assets available for distribution to the stockholders after payment of all obligations of the Company. Holders of the Common Shares have no preemptive or other subscription or conversion rights and have no cumulative voting rights. All of the Common Shares rank equally as to dividends, voting rights and participation in assets on liquidation. Provision as to the modification, amendment or variation of these rights are contained in the Company's Amended and Restated Certificate of Incorporation.

                                  LEGAL MATTERS

        The legality of the securities offered hereby will be passed upon for the Company by Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP.

                                     EXPERTS

        The consolidated financial statements and the related financial statement schedule of On Assignment, Inc. as of and for the year ended December 31, 1995 incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 1995 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF THE PROSPECTUS.

                            -----------------------

                                TABLE OF CONTENTS

                                                             PAGE
                                                             ----
               Available Information                           2
               Information Incorporated by Reference           2
               Prospectus Summary                              4
               Risk Factors                                    5
               Selling Stockholders                            7
               Plan of Distribution                           10
               Description of Capital Stock                   10
               Legal Matters                                  12
               Experts                                        12

                                 78,702 SHARES

                               ON ASSIGNMENT, INC.

                                  Common Stock

                                  -------------

                               September 30, 1996

                                 --------------

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

        The fees and expenses incurred by the Company in connection with the offering are payable by the Company and, other than filing fees, are estimated as follows:

      Securities and Exchange Commission Registration Fee          $   940
      Legal Fees and Expenses ...........................           15,000
      Accounting Fees and Expenses ......................            3,000
      Miscellaneous .....................................            2,000
                                                                   -------
          Total .........................................           20,940
                                                                   =======

ITEM 15.  INDEMNIFICATION OF OFFICERS AND DIRECTORS.

        The Registrant's Amended and Restated Certificate of Incorporation provide that, the directors may cause the Registrant to indemnify a director, officer, employee or agent of the Registrant against all costs, charges and expenses incurred by such person as a result of an action or proceeding to which such person is made a party by reason of being or having been a director, officer, employee or agent of the Registrant. The Registrant has entered into indemnification agreements with certain of its directors and maintains insurance for the benefit of its directors and officers insuring such persons against certain liabilities, including liabilities under the securities laws.

ITEM 16.  EXHIBITS.

        The exhibits listed in the Exhibit Index as filed as part of this Registration Statement.

        (a)  Exhibits

Exhibit
- -------
Number     Description
- -------    -----------

2.1* Agreement and Plan of Reorganization dated March 27, 1996 by and among the Company, EnviroStaff, Inc. and ESI Acquisition Corporation.

4.1*       Registration Rights Agreement dated March 27, 1996.

5.1        Opinion of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian,
           LLP.

23.1       Consent of Deloitte & Touche LLP.

23.3 Consent of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP (included in the opinion filed as Exhibit 5.1).

24.1 Power of Attorney (included in Part II of this Registration Statement under the caption "Signatures").

- -------------------

* Previously filed with the Company's Current Report on Form 8-K dated March 27, 1996.

ITEM 17.  UNDERTAKINGS.

        The undersigned Registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

        (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the 1934 Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the 1934 Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

                                   SIGNATURES

        PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF CALABASAS, STATE OF CALIFORNIA ON THIS 30TH DAY OF SEPTEMBER, 1996.

                                        ON ASSIGNMENT, INC.

                                        By:   /s/   H. Tom Buelter
                                           ---------------------------------
                                           H. Tom Buelter
                                           President and Chief Executive Officer

                                POWER OF ATTORNEY

        KNOW ALL PERSONS BY THESE PRESENTS:

        That the undersigned officers and directors of On Assignment, Inc., a Delaware corporation, do hereby constitute and appoint jointly and severally, H. Tom Buelter and Ronald W. Rudolph, and each of them, the lawful attorneys and agents, with power and authority to do any and all acts and things and to execute any and all instruments which said attorneys and agents determine may be necessary or advisable or required to enable said corporation to comply with the Securities Act, and any rules or regulations or requirements of the Securities and Exchange Commission in connection with this Registration Statement. Without limiting the generality of the foregoing power and authority, the powers granted include the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to this Registration Statement, to any and all amendments, both pre-effective and post-effective, and supplements to this Registration Statement, and to any and all instruments or documents filed as part of or in conjunction with this Registration Statement or amendments or supplements thereof, and each of the undersigned hereby ratifies and confirms all that said attorneys and agents or any of them shall do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.

        IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney as of the date indicated.

        PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

      Signature                       Title                         Date
      ---------                       -----                         ----
/s/  H. Tom Buelter        President and Chief Executive      September 30, 1996
- -----------------------    Officer (Principal Executive
H. Tom Buelter             Officer and Chairman of the
                           Board)

/s/  Ronald W. Rudolph     Senior Vice President, Finance     September 30, 1996
- -----------------------    and Administration and Chief
Ronald W. Rudolph          Financial Officer (Principal
                           Financial and Accounting
                           Officer)

/s/  Karen Brenner         Director                           September 30, 1996
- -----------------------
Karen Brenner

/s/  William E. Brock      Director                           September 30, 1996
- -----------------------
William E. Brock

/s/  Jonathan S. Holman    Director                           September 30, 1996
- -----------------------
Jonathan S. Holman

/s/  Jeremy M. Jones       Director                           September 30, 1996
- -----------------------
Jeremy M. Jones

                                  EXHIBIT INDEX

Exhibit
Number                             Description
- -------                            -----------
2.1* Agreement and Plan of Reorganization dated March 27, 1996 by and among the Company, EnviroStaff, Inc. and ESI Acquisition Corporation..

4.1*       Registration Rights Agreement dated March 27, 1996.

5.1        Opinion of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian,
           LLP.

23.1       Consent of Deloitte & Touche LLP.

23.3 Consent of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP (included in the opinion filed as Exhibit 5.1).

24.1 Power of Attorney (included in Part II of this Registration Statement under the caption "Signatures").

- -------------------

* Previously filed with the Company's Current Report on Form 8-K dated March 27, 1996.